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                                                                    Exhibit 10.4

                                    AGREEMENT

      This is an Agreement (the "Agreement") made by and between Western Reserve Bancorp, Inc. ("Company") and Brian K. Harr ("Executive").

                                    RECITALS

      WHEREAS, Company is a bank holding company whose principal subsidiary, Western Reserve Bank, is engaged in the business of banking and businesses incidental thereto.

      WHEREAS, Executive possesses unique skills, knowledge and experience relating to the business of the Company.

      WHEREAS, Company desires to recognize the past and future services of Executive, and, in that connection, Executive desires to be assured that, in the event of a change in the control of Company, Executive will be provided with an adequate severance payment for termination without cause or as compensation for Executive's severance because of a material change in his duties and functions.

      WHEREAS, Company desires to be assured of the objectivity of Executive in evaluating a potential change of control and advising whether or not a potential change of control is in the best interest of Company and its shareholders.

      WHEREAS, Company desires to induce Executive to remain in the employ of the Company following a change of control to provide for continuity of management.

      WHEREAS, Company desires to provide Executive with a severance benefit in the event of Company's termination of Executive's employment without cause.

      NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound thereby:

SECTION 1 - DEFINITIONS.

A.    Board - "Board" shall mean the Board of Directors of the Company

B. Cause - "Cause" shall mean and be limited to Executive's (a) criminal dishonesty, (b) refusal to perform his duties on an exclusive and substantially full-time basis, (c) refusal to act in accordance with any specific substantive instructions given by Company with respect to Executive's performance of duties normally associated with his position prior to the Change in Control, or (d) engaging in conduct which could be materially damaging to Company without a reasonable good faith belief that such conduct was in the best interest of Company.


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C.    Change in Control - A "Change" in Control" shall result if, and shall be deemed to have occurred on the date of, a transaction pursuant to which:

      1. Any person or group (as such terms are used in connection with Sections 13(d) and 14(d) of the Exchange Act) is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) and 13(d)(5) under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company's then outstanding securities;

      2. A merger, consolidation, sale of assets, reorganization, or proxy contest is consummated and, as a consequence of which, members of the Board in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter;

      3. During any period of 24 consecutive months, individuals who at the beginning of such period constitute the Board (including for this purpose any new director whose election or nomination for election by the Company's stockholders was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board; or

      4. A merger, consolidation or reorganization is consummated with any other corporation pursuant to which the shareholders of the Company immediately prior to the merger, consolidation or reorganization do not immediately thereafter directly or indirectly own more than fifty percent (50%) of the combined voting power of the voting securities entitled to vote in the election of directors of the merged, consolidated or reorganized entity.

      Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Company or a subsidiary of the Company, or other similar fiduciary capacity of the Company with direct voting control of the stock shall be treated as a person or group within the meaning of Change in Control as defined herein. Further, no profit-sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Company or any of its subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of Change in Control as defined herein

D. Code - "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

E. Company - "Company" shall include Western Reserve Bancorp, Inc. and any members of its Affiliated Group (as that term is defined in Section 1504 of the Code) over which Executive has managerial control, including but not limited to Western Reserve Bank, and shall include any predecessor corporations of the Company and its Affiliated Group.

F. Compensation - "Compensation" shall mean the sum of employee base salary plus any cash bonuses for the last whole calendar year preceding Executive's termination of employment. Compensation shall not include any amount, other than base salary and cash bonuses, included in Executive's taxable compensation for federal income tax purposes and reported


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      to Executive and Internal Revenue Service ("IRS") such as the reporting of previously deferred compensation or gain realized upon exercise of any non qualified stock options.

G.    Exchange Act - "Exchange Act" means the Securities Exchange Act of 1934.

SECTION 2 - TERM OF AGREEMENT.

This Agreement shall terminate on the date which is the latest of: (i) Company's payment of any amounts due under Sections 4, 5 and 7, (ii) the performance of Executive's obligations under Section 10 hereof, and (iii) the earliest of:

      1.    The date this Agreement is mutually rescinded;

      2. The date which is two (2) years after the date of a Change in Control.

      3. Before a Change in Control, on the date which the Company's subsidiary (Western Reserve Bank), or any other member of its Affiliated Group, and over which Executive has managerial control, which is a depository institution which is insured by an agency of any state or the United States Federal Government:

            a.    becomes insolvent; or

            b.    has appointed any conservator or receiver; or

            c. is determined by an appropriate federal banking agency to be in a troubled condition, as defined in the applicable law and regulations; or

            d. is assigned a composite rating of 4 or 5 by the appropriate federal banking agency or is informed in writing by the Federal Deposit Insurance Corporation that it is rated a 4 or 5 under the Uniform Financial Institution's Rating System of the Federal Financial Institutions Examination Council; or

            e. has initiated against it by the Federal Deposit Insurance Corporation a proceeding to terminate or suspend deposit insurance; or

            f. reasonably determines in good faith and with due care that the payments called for under this Agreement, or the obligations and promises assumed and made under this Agreement have become proscribed under applicable law or regulations. Provided, however, if such law or regulations apply prospectively only, or for some other reason do not apply to this Agreement, then this Agreement shall not be deemed by Company to be proscribed.


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SECTION 3 - REDUCTION IN COMPENSATION PROSCRIBED AFTER A CHANGE IN CONTROL.

From the date of a Change in Control to the date of termination of this Agreement Executive shall receive as compensation, while still employed by Company, a salary at a rate no less than the highest rate in effect during the one-year period before the Change in Control, and shall, in addition, be entitled to receive a bonus equal to at least the average of the last three years bonuses paid before the Change in Control. In addition, during such period, the Company shall pay and provide for Executive at no cost to Executive, all of his then-current fringe benefits, including but not limited to health, disability, dental, life insurance and club memberships, all of which shall be at levels and amounts no less favorable than levels and amounts in effect as of the Change in Control.

SECTION 4 - PAYMENT UPON TERMINATION OF EMPLOYMENT BEFORE A CHANGE IN CONTROL.

If during the term of this Agreement and before the date of a Change in Control, Executive is discharged without Cause or Executive resigns because he has (i) been demoted, (ii) had his base salary reduced, (iii) had his principal place of employment transferred away from Medina County Ohio or a county contiguous thereto, or (iv) had his job title, status or responsibility materially reduced, then the Company shall pay in a single lump sum cash payment in an amount equal to one year of Compensation. Executive shall have no obligation to seek other employment or otherwise mitigate the effect of his discharge from employment. The payments and benefits provided for herein are in lieu of compensation, benefits or amounts the Executive might otherwise be entitled to under the Company's severance policy or otherwise payable by the Company be reason of termination of employment.

SECTION 5 - PAYMENTS DUE AFTER A CHANGE IN CONTROL.

A. If during the term of this Agreement and after the date of a Change in Control, Executive is discharged without Cause or Executive resigns because he/she has: (i) been demoted, (ii) had his compensation reduced,
      (iii) had his principal place of employment transferred away from Medina County Ohio or a county contiguous thereto, or (iv) had his job title, status or responsibility materially reduced, then the Company shall make the payments to Executive set forth in subsection D of this Section 5.

B. If Executive voluntarily terminates employment not earlier than six (6) months and not later than twelve (12) months following a Change in Control, then the Company shall make the payments to Executive set forth in subsection D of this Section 5.

C. If Executive is discharged by Company other than for Cause and there is a Change in Control within two (2) years following the discharge, then the Company shall make the payments to Executive set forth in subsection D of this Section 5, reduced for any payment made pursuant to Section 4 hereof.

D. In the event of the termination of Executive's employment as described in A, B or C above, Executive shall be entitled to receive: (i) a cash payment equal to two (2) years of Compensation, or (ii) upon Executive's election, two (2) years of Compensation payable in equal monthly payments, in cash, without interest. The lump sum cash payment or the first


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      monthly cash payment, as the case may be, shall be paid at the end of the first month commencing after the Executive's termination of employment in the case of a benefit entitlement under Subsection A, or B above, and in the event of the election by Executive to receive monthly payments, shall continue each consecutive month thereafter until 24 payments have been made. In the event of termination of employment as described in C above, the lump sum or first monthly payment shall be paid immediately upon the Change in Control. If Executive's employment is terminated as described in Subsection A or Subsection B above, then in addition to the above cash payment(s), Company shall continue at no cost to Executive for the term of the Benefit Period as defined below, Executive's coverage in Company's health, disability, dental, life insurance and club memberships at the same levels that had been provided immediately prior to his termination of employment. The Benefit Period shall commence on the date of termination of the Executive's employment and shall end on the last day of the 24th consecutive whole month thereafter.

      In the event Executive dies before collecting all amounts and benefits due under this Section, any payments owing shall be paid to the person or persons as stated in the last designation of beneficiary concerning this Agreement signed by Executive and filed with Company, and if not, then to the personal representative of Executive.

      The payments and benefits provided for herein are in lieu of compensation, benefits or amounts the Executive might otherwise be entitled to under the Company's severance policy or otherwise payable by the Company by reason of termination of employment.

E. In the event the payments required under this Agreement, when added together with any other amounts required to be included by Executive under the provisions of the Code, result in an "Excess Parachute Payment," as that term is defined in Section 280G of the Code, then the amount of the payments provided for in this Agreement shall be increased in an amount equal to 250% of any excise tax imposed under Section 4999 (or any successor thereto) of the Code and otherwise payable by the Executive.

F. Any subsequent employment by Executive shall not reduce the obligation of the Company to make the full payments and provide the full benefits specified herein and Executive shall have no obligation to seek other employment or otherwise mitigate the effect of his discharge from employment.

SECTION 6 - QUALIFIED AND NON-QUALIFIED RETIREMENT PENSION PLANS.

Nothing in this Agreement shall reduce any pension benefits or benefits from other qualified or non-qualified retirement plans maintained by Company to which Executive is otherwise entitled without regard to this Agreement.


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SECTION 7 - PROVISION FOR OUTPLACEMENT SERVICES.

In the event of the termination of employment of Executive requiring the payments specified in Section 4 or 5 of this Agreement, Executive shall be entitled to six months of out-placement services following termination of employment. Such services shall include employment counseling, resume services, executive placement services and similar services generally provided to executives by professional executive out placement service providers. All costs of such out placement services shall be paid for by the Company.

SECTION 8 - ARBITRATION.

Subject to the Company's right to seek injunctive relief under Section 10 of this Agreement, the parties hereto agree to arbitrate any issue, misunderstanding, disagreement or dispute in connection with the terms in effect in this Agreement in accordance with the Rules of the American Arbitration Association, before one arbitrator mutually agreeable to the parties. If either party determines that the parties have been unable to agree upon one arbitrator, then such party may appoint one arbitrator and require the other party to appoint a second arbitrator. Thereafter, the two appointed arbitrators shall appoint a third neutral arbitrator. If the arbitrators selected by the parties are unable or fail to agree upon the third arbitrator, the American Arbitration Association shall select the third arbitrator. Failure by a party to either (i) accept as mutually agreeable, or (ii) appoint an arbitrator, within 30 days of receipt of notice of the appointment of an arbitrator by the other party, shall be deemed acceptance of arbitration by such single arbitrator. The arbitration shall occur in Medina, Ohio, or such other place as mutually agreed upon. The prevailing party shall be entitled to recover any and all costs associated with any arbitration proceeding (and any subsequent proceeding to enforce rights thereunder) including the recovery of reasonable attorneys fees. Judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof.

SECTION 9 - RIGHT TO OTHER BENEFITS.

Except as otherwise specified herein, nothing in this Agreement shall abridge, eliminate, or cause Executive to lose Executive's right or entitlement to any other Company benefit to which Executive may be entitled due to his status as an employee under any plan or policy of Company on such terms and conditions as are required of any employee under any plan or policy of Company. Further, nothing in this Agreement shall create in Executive any greater rights or entitlements, except as specified in this Agreement. The plans and policies referred to in this Section 9 include, but are not limited to, life insurance plans, dental, disability or health insurance benefits, severance policies, club memberships, and accrued vacation pay.


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SECTION 10 - NONCOMPETITION AND NONSOLICITATION AGREEMENT AND BUSINESS
PROTECTION.

Notwithstanding anything to the contrary contained elsewhere in this Agreement:

A.    Noncompetition Agreement and Nonsolicitation Agreement

      1. In view of Executive's importance to the success of the Company, Executive and Company agree that the Company would likely suffer significant harm from Executive competing with Company during Executive's term of employment with Company and for some period of time thereafter. Accordingly, Executive agrees that Executive shall not engage in competitive activities while employed by Company and during the Restricted Period. Executive shall be deemed to engage in competitive activities if he shall, without the prior written consent of the Company, (i) in Medina County, and counties contiguous thereto except Cuyahoga County (including the municipalities therein), render services directly or indirectly, as an employee, officer, director, consultant, advisor, partner or otherwise, for any organization or enterprise which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance, or securities products or services) to consumers and businesses, or (ii) directly or indirectly acquires any financial or beneficial interest in (except as provided in the next sentence) any organization which conducts or is otherwise engaged in a business or enterprise in Medina County, and counties contiguous thereto except Cuyahoga County (including all municipalities therein) which competes directly or indirectly with the business of Company or any of its affiliates in providing financial products or services (including, without limitation, banking, insurance or securities products or services) to consumers and businesses. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than one percent (1%) of any publicly traded corporation, whether or not such corporation is in competition with Company. For purposes of this paragraph 10 the term "Restricted Period" shall equal two (2) years, commencing as of the date of Executive's termination of employment, provided that if Executive's employment is terminated by Company without cause prior to a Change in Control, the Restricted Period shall equal one (1) year or such longer period during which Executive receives benefits under this Agreement or the Company's severance policy as in effect at the date of termination.

      2. While employed by Company and for a period of two (2) years following Executive's termination of employment with Company, Executive agrees that Executive shall not, in any manner, directly or indirectly, (i) solicit by mail, by telephone, by personal meeting, or by any other means, either directly or indirectly, any customer or prospective customer of Company to whom Executive provided services, or for whom Executive transacted business, or whose identity became known to Executive in connection with Executive's services to Company (including employment with or services to any predecessor or successor entities), to transact business with a person or an entity other than the Company or its affiliates or reduce or refrain from doing any business with the Company or its affiliates or (ii) interfere with or damage (or attempt to interfere with or damage) any relationship between Company or its affiliates and any such customer or prospective customer. The term "solicit" as used in this Agreement means any communication of any kind whatsoever, inviting, encouraging or requesting any person


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            to take or refrain from taking any action with respect to the business of Company and its subsidiaries.

      3. While employed by Company and for a period of two (2) years following Executive's termination of employment with Company, Executive agrees that Executive shall not, in any manner, directly or indirectly, solicit any person who is an employee of Company or any of its affiliates to apply for or accept employment or a business opportunity with any other person or entity.

      4. The parties agree that nothing herein shall be construed to limit or negate the common law of torts or trade secrets where it provides broader protection than that provided herein.

B.    Confidential Information

Executive has obtained and may obtain confidential information concerning the businesses, operations, financial affairs, organizational and personnel matters, policies, procedures and other non-public matters of Company and its affiliates, and those of third-parties that is not generally disclosed to persons not employed by Company or its subsidiaries. Such information (referred to herein as the "Confidential Information") may have been or may be provided in written form or orally. Executive shall not disclose to any other person the Confidential Information at any time during his employment with Company or after the termination of his employment, provided that Executive may disclose such Confidential Information only to a person who is then a director, officer, employee, partner, attorney or agent of Company who, in Executive's reasonable good faith judgment, has a need to know the Confidential Information.

C.    Remedies

      1.    Executive acknowledges that a violation on Executive's part of this
            Section 10 would cause immeasurable and irreparable damage to Company. Accordingly, Executive agrees that notwithstanding Section 8 hereof, Company shall be entitled to injunctive relief in any court of competent jurisdiction for any actual or threatened violation of any of the provisions of this Section 10, in addition to any other remedies it may have.

      2. In addition to Company's right to seek injunctive relief as set forth in subparagraph 1 above of this Section 10.C, in the event that Executive shall violate the terms and conditions of this
            Section 10, Company may: (i) make a general claim for damages and
            (ii) terminate any payments or benefits payable by Company, if applicable, to Executive.

      3. The Board shall be responsible for determining whether Executive shall have violated this Section 10, and in the absence of Executive's ability to show that the Board has acted in bad faith and without fair dealing, such decision will be final and binding. Upon the request of Executive, the Company shall provide an advance opinion as to whether a proposed activity would violate the provisions of this Agreement.


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SECTION 11 - NOTICE AND PAYMENTS.

All payments required or permitted to be made under the provisions of this Agreement, and all notices and other communications required or permitted to be given or delivered under this Agreement to Company or to Executive, which notices or communications must be in writing, shall be deemed to have been given if delivered by hand, or mailed by first-class mail, addressed as follows:

A.    If to Company:

      Western Reserve Bancorp, Inc.
      4015 Medina Road
      Medina, Ohio  44258
      Attn:  Chairman, Compensation Committee

B.    If to Executive:

      Mr. Brian K. Harr
      994 Countryside Drive
      Medina, Ohio 44256

Company or Executive may, by notice given to the other from time to time and at any time, designate a different address for making payments required to be made, and for the giving of notices or other communications required or permitted to be given, to the party designating such new address.

SECTION 12 - PAYROLL TAXES.

Any payment required or permitted to be made or given to Executive under this Agreement shall be subject to the withholding and other requirements of applicable laws, and to the deduction requirements of any benefit plan maintained by Company in which Executive is a participant, and to all reporting, filing and other requirements in respect of such payments, and Company shall use it best efforts promptly to satisfy all such requirements.

SECTION 13 - GOVERNING LAW.

This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

SECTION 14 - DUPLICATE ORIGINALS.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all of which, taken together, shall constitute a single instrument.


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SECTION 15 - CAPTIONS.

The captions contained in this Agreement are included only for convenience of reference and do not define, limit, explain or modify this Agreement or its interpretations, construction or meaning and are in no way to be construed as a part of this Agreement.

SECTION 16 - SEVERABILITY.

If any provision of this Agreement or the application of any provision to any person or any circumstances shall be determined to be invalid or unenforceable, such provision or portion thereof shall nevertheless be effective and enforceable to the extent determined reasonable. Such determination shall not affect any other provision of this Agreement or the application of said provision to any other person or circumstance, all of which other provisions shall remain in full force and effect, and it is the intention of Company and Executive that if any provision of this Agreement is susceptible of two or more constructions, one of which would render the provision enforceable and the other or others of which would render the provisions unenforceable, then the provisions shall have the meaning which renders it enforceable.

SECTION 17 - NUMBER AND GENDER.

When used in this Agreement, the number and gender of each pronoun shall be construed to be such number and gender as the context, circumstances or its antecedent may require.

SECTION 18 - SUCCESSOR AND ASSIGNS.

This Agreement shall inure to the benefit of and be binding upon the successors and assigns (including successive, as well as immediate, successors and assigns) of Company; provided, however, that Company may not assign this Agreement or any of its rights or obligations hereunder to any party other than a corporation which succeeds to substantially all of the business and assets of Company by merger, consolidation, sale of assets or otherwise. This Agreement shall inure to the benefit of and be binding upon the successor and assigns (including successive, as well as immediate, successors and assigns) of Executive; provided, however, that the right of Executive under this Agreement may be assigned only to his personal representative or trustee or by will or pursuant to applicable laws of descent and distribution.

                         {Signatures on following page}


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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on and to be effective on June 18, 2001.


In the Presence of:                             BRIAN K. HARR ("EXECUTIVE")

/s/ Ann Michele Piechowiak                      /s/ Brian K. Harr
/s/ Cynthia A. Mahl

In the Presence of:
                                                WESTERN RESERVE BANCORP, INC.

/s/ Ann Michele Piechowiak                      By:  /s/ Edward J. McKeon
/s/ Cynthia A. Mahl                             Its:   President


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                             AMENDMENT TO AGREEMENT

      This Amendment to Agreement (the "Amendment") is entered into by and between Western Reserve Bancorp, Inc. (the "Company") and Brian K. Harr (the "Executive") as of the 20th day of February, 2002.

                                    RECITALS

      WHEREAS, the Company is a bank holding company whose principal subsidiary, Western Reserve Bank (the "Bank"), is engaged in the business of banking and businesses incidental thereto, and the Executive is an employee of the Company and the Bank.

      WHEREAS, the Company and the Executive entered into an agreement dated as of June 18, 2001 (the "Agreement") providing certain severance benefits for Executive in the event of a "Change in the Control" of the Company.

      WHEREAS, the Company and the Executive desire to amend one provision of the Agreement and to otherwise leave the Agreement unmodified and in full force and effect.

                                    AGREEMENT

      NOW, THEREFORE, in consideration of the premises and of their mutual covenants expressed in this Agreement, the parties hereto make the following agreement, intending to be legally bound hereby:

1. Modification of Section 5 C. Section 5 C. of the Agreement shall be modified by deleting current Section 5 C. and replacing that Section in its entirety with the following:

      "C.   If Executive is discharged by the Company other than for Cause and there is a Change in Control within twelve (12) months following the discharge, then the Company shall make the payments to Executive set forth in subsection D of this Section 5, reduced for any payment made pursuant to Section 4 hereof."

2. Otherwise Unmodified. Except as set forth herein, the Agreement shall remain unmodified and in full force and effect.

      IN WITNESS WHEREOF, the Corporation and the Executive have signed this Amendment to Agreement as of the date and year first above written.

In the Presence of:                             BRIAN K. HARR ("EXECUTIVE")

/s/ Robin L. Bement                             /s/ Brian K. Harr
/s/ Karen L. Carlson

In the Presence of:
                                                WESTERN RESERVE BANCORP, INC.

/s/ Robin L. Bement                             By:  /s/ Edward J. McKeon
/s/ Karen L. Carlson                            Its:   President